Exhibit 99.1

Sanchez Energy Provides Operations Update;

Efficiency Gains and Service Cost Reductions Continue to

Drive Well Cost Savings and Higher Production

HOUSTON—(PRNewswire)—April 22, 2015—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”) today provided an update on its first quarter 2015 operations and production.  Highlights from the update include:

•                  Estimated average daily production of 45,217 BOE/D during the first quarter 2015, which represents a 141% increase over first quarter 2014, exceeding the high side of initial guidance of 40,000 to 44,000 BOE/D.

•                  Operational efficiencies and service cost reductions continue to drive substantial cost savings across Sanchez Energy’s asset base, with average well costs in Catarina, where the Company is focusing the majority of its drilling and completion budget in 2015, currently trending below $4.5 million.

•                  The Company is now targeting three distinct vertical productive Eagle Ford zones at Catarina and believes that potential for stacked development exists in the Lower, Middle, and Upper Eagle Ford.

•                  Results from the Company’s first stacked development location, a ten well pad in Western Catarina, have exceeded initial expectations and the wells are performing above the Lower Eagle Ford type curve.

•                  Sanchez Energy currently has 544 gross producing wells with 24 gross wells in various stages of completion.

•                  Based on operating results during the first quarter 2015, Sanchez Energy anticipates that capital spending in 2015 will trend toward the lower end of the $600 to $650 million range provided for its 2015 capital plan.

•                  Production is expected to trend toward or exceed the upper end of the 40,000 to 44,000 BOE/D range provided for average 2015 production, despite the recent sale of approximately 1,000 BOE/D of production which closed on March 31, 2015.

Tony Sanchez, III, President and Chief Executive Officer of Sanchez Energy, commented:  “During the first quarter 2015, we delivered exceptional operational results with respect to both production and costs.  We remain impressed with the well results at Catarina, as production from our latest multi-well pads has exceeded expectations, driving first quarter production above the high side of our original guidance for 2015.  Complementing the results of our new wells, we have seen sustained base production in all of our operated areas, including the Catarina wells we completed in the third and fourth quarter of last year.  Our manufacturing and process focus has allowed us to realize significant drilling and completion efficiencies, and our cost structure continues to improve.  Average well costs are now trending below $4.5 million per well at Catarina, even as we continue to drill extended lateral wellbores and sustain an increased standard completion design of 450,000 pounds of proppant per stage.  Lower capital costs per well have been achieved by unbundling services, and we have successfully built upon the progress realized in our completions last year by employing direct sourcing and logistics management at all levels of operations.  With our commitment to continuous improvement, we believe that our efficiency gains are systemic, and we anticipate that we will be able to sustain lower operating costs and maintain a competitive advantage in the basins in which we operate even as commodity prices begin to recover.”

“During the first quarter, we also brought online a number of new wells as part of our broader Catarina appraisal program.  In Western Catarina, we recently brought online a multi-well pad where three distinct vertical zones were targeted.  While still in initial stages of flowback, all zones have exhibited strong initial rates.  Additionally, we have seen strong rates and pressures in conjunction with our Lower Eagle Ford infill program, and have successfully drilled Lower Eagle Ford wells that have been landed in between producing Upper Eagle Ford wells.  These initial results support our belief that the Upper and Lower Eagle Ford are distinct reservoirs that can be developed independently of one another.  In Eastern Catarina, we have brought online three of the four exploration pads planned, and have seen improved pressures and rates with each consecutive pad brought online.  Our latest pad in the southern region of Eastern Catarina has produced initial rates and pressures that are in line with the results we have seen in Western Catarina.”

“Based on first quarter results, we remain confident in our ability to execute the 2015 capital plan approved by our board of directors using available cash and operating cash flows without the need to tap into our undrawn bank credit facility, which has a $550 million borrowing base and an elected commitment of $300 million.”

Operations Update

Sanchez Energy’s 2015 capital spending remains primarily focused on Catarina where operational efficiencies and service cost reductions continue to drive substantial cost savings.  Average well costs in Catarina are currently trending below $4.5 million as the Company employs new process and design initiatives, including a “spudder rig” in Catarina which has resulted in cost savings of approximately $150,000 per well.  Drilling durations, spud to total depth, in Catarina have decreased to as low as nearly seven days and have averaged approximately nine days per well over the last ten wells the Company drilled.  This is a significant improvement in efficiency as compared to initial wells drilled in Catarina, which averaged approximately fifteen days spud to total depth.  The Company expects operating efficiencies to drive additional cost savings over time as more experience is gained with the asset.

Sanchez Energy believes there are three productive zones within Catarina:  Upper Eagle Ford, Middle Eagle Ford, and Lower Eagle Ford.  Results from the Company’s first stacked development location, a ten well pad in Western Catarina, have exceeded initial expectations, and the wells are performing above our original type curve for the Lower Eagle Ford.  The Company believes this confirms significant potential for down spacing, both horizontally and vertically, within the asset and supports results that offset operators have recently realized.

Results in Eastern Catarina continue to improve as the Company appraises the area.  Since acquiring the Catarina asset in 2014, the Company has drilled and completed six wells, on three different pads, in Eastern Catarina.  Each pad, brought on in distinctively different areas of Eastern Catarina, has shown performance improvements, with the Company’s most recent pad demonstrating significant development potential in the southern region of Eastern Catarina.  While still in the early stages of flowback, initial pressures and rates of our most recent wells in the southern region of Eastern Catarina are exhibiting similar characteristics to wells drilled and completed in Western Catarina.  With this encouraging development in the appraisal of this expansive and largely undeveloped area of the ranch, the Company plans to bring on an additional two-well pad in the southern region of Central Catarina during the second quarter.

The Company has also demonstrated significant cost savings over the course of the first quarter 2015 in Cotulla/Wycross and Marquis.  In Cotulla/Wycross, the Company’s most recent five well pad was drilled and completed for an average cost of $4.3 million per well, which includes well-site facilities and an estimate for the initial lift application.  In Marquis, the Company recently finished a three well pad at an average completion cost of approximately $1.5 million per well.  The Company now believes it can consistently drill and complete new wells at Marquis for approximately $5.0 million per well in total.  Based on recent results, the average cost of wells drilled and completed at Cotulla/Wycross and Marquis have been reduced approximately 30% percent since the fourth quarter 2014.  These savings are in addition to approximately 45% in cost savings realized by the Company in its first two years of operating these assets.

Sanchez Energy currently has 544 gross producing wells with 24 gross wells in various stages of completion, as detailed in the table that follows.

Project Area	Gross Producing Wells	Gross Wells Waiting/ Undergoing Completion
Catarina	224	13
Marquis	98	5
Cotulla / Wycross	137	2
Palmetto	72	4
TMS / Other	13	—
Total	544	24

Production Update

Sanchez Energy’s estimated total production for the first quarter 2015 was approximately 4,070 MBOE (45,217 BOE/D), which represents a 141% increase over first quarter 2014 and a slight increase over fourth quarter 2014.  The Company’s production mix during first quarter 2015 consisted of approximately 44% crude oil, 28% natural gas, and 28% natural gas liquids (NGLs).  Total production volumes are summarized in the table that follows.

	Q1 2015	Q1 2014	% Change	Q1 2015	Q4 2014	% Change
Total Production Volumes
Oil (MBbls)	1,784	1,219	46%	1,784	1,823	-2%
Natural Gas (MMcf)	6,992	1,322	429%	6,992	6,621	6%
NGLs (MBbls)	1,121	252	345%	1,121	1,113	1%
Total Production Volumes (MBOE)	4,070	1,691	141%	4,070	4,039	1%

Average Daily Production Volumes
Oil (Bbls/d)	19,817	13,539	46%	19,817	19,810	0%
Natural Gas (Mcf/d)	77,684	14,691	429%	77,684	71,964	8%
NGLs (Bbls/d)	12,453	2,797	345%	12,453	12,093	3%
Total Production Volumes (BOE/D)	45,217	18,784	141%	45,217	43,897	3%

2015 Capital Plan And Guidance

Sanchez Energy’s 2015 capital plan, which was announced in January 2015, calls for spending of approximately $600 to $650 million, with $560 to $600 million allocated to spud 75 net wells and complete 88 net wells and the remaining $40 to $50 million to fund midstream, leasing, and other expenditures.  The Company expects over 90% of its 2015 capital plan to be allocated to drilling and completing wells, of which over 90% will be directed to the development of the Company’s Eagle Ford Shale properties.  Based on first quarter 2015 operating results and the substantial service cost reductions realized to date, the Company currently anticipates that capital spending will trend toward the lower end of the range provided for its 2015 capital plan.

Sanchez Energy reaffirms average 2015 production guidance to range between 40,000 and 44,000 BOE/D, which at the midpoint is an increase of approximately 38% over full year 2014 production.  This represents an approximate 1,000 BOE/D increase relative to previous guidance after taking into account the first quarter 2015 sale of 59 proved developed producing wellbores in the non-operated Palmetto Field, as previously announced.  Second quarter 2015 average production, adjusted for the divestiture noted above, is also expected to range between 40,000 and 44,000 BOE/D.  Subsequent quarterly average production is expected to fluctuate due to the use of extensive multi-well pad drilling, with the typical pad size in 2015 expected to vary between five and ten wells per pad.  Based on first quarter 2015 operating results and second quarter expectations, the Company currently anticipates that full-year 2015 production will trend toward or exceed the upper end of current guidance provided for average 2015 production, which is an increase in guidance considering the divested Palmetto volumes which were previously announced.

About Sanchez Energy Corporation

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional resources in the onshore U.S. Gulf Coast with a current focus on the Eagle Ford Shale in South Texas, where the Company has assembled approximately 226,000 net acres, and the Tuscaloosa Marine Shale.  For more information about Sanchez Energy Corporation, please visit our website (www.sanchezenergycorp.com).

Forward Looking Statements

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements related to our production and well results. These statements are based on certain assumptions made by the company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks and uncertainties include, but are not limited to, the extent to which Sanchez Energy is successful in its efforts to acquire or discover additional reserves, its ability to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, the extent and effect of any of its hedging activities, its success marketing and selling produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions, the future availability and cost of employees and other personnel, facilities, equipment, materials and services, its ability to manage and continue growth and other factors as further described in Sanchez Energy’s Annual Report for the most recently completed fiscal year ended December 31 and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q. No representation or warranty is made as to future performance. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the Securities and Exchange Commission (“SEC”). Sanchez Energy’s filings with the SEC are available on its website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results. Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Cautionary Note to U.S. Investors

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use certain terms in our press releases, such as net resource potential and other variations of the foregoing terms that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the reserves disclosures in our filings with the SEC available on our website at www.sanchezenergycorp.com and the SEC’s website at www.sec.gov. You can also obtain this information from the SEC by calling its general information line at 1-800-SEC-0330.

Company contacts:

Michael G. Long
Executive Vice President and Chief Financial Officer
Sanchez Energy Corporation
(713) 783-8000

Gleeson Van Riet
SVP, Capital Markets & Investor Relations, and Interim Co-Chief Financial Officer
Sanchez Energy Corporation
(713) 783-8000